Exhibit 99.2

To Our Stockholders:

Despite the ongoing deterioration and volatility we have continued to see in the real estate and capital markets, we have made solid progress against the key objectives communicated earlier this year, namely to strengthen the Company’s overall financial position.

In our second quarter earnings conference call, we communicated that one of our top priorities in strengthening our financial position was to eliminate the Company’s short-term debt.  Given the prevailing conditions in the credit markets, our view was, and remains, that our long-term assets should be either matched with long-term debt or owned debt-free. The Company is taking action to significantly reduce its short-term liabilities. By reducing the inherent liquidity-related risks associated with short-term debt, the Company’s assets can be used to produce appropriate returns for stockholders without the material risks that a short-term debt burden can place on the Company, particularly in a tightening credit environment.

As we forecast earlier this year, the credit environment has continued to deteriorate and an ever-growing number of market participants are beginning to directly experience adverse credit events. New capital, whether in the form of debt or equity, remains exceptionally difficult to secure. Against this backdrop of difficult market conditions, we outlined a number of actions during the first quarter that we believed would enable us to successfully weather the current market conditions and successfully capitalize on future market opportunities.  Those actions included:

•                  Deleveraging the balance sheet and reducing liquidity risk;

•                  Selling our Agency Mortgage-Backed Securities (“Agency MBS”) portfolio; and

•                  Reducing borrowings under our funding facility.

Thus far in 2008, we have made significant progress in these efforts. The sale of our Agency MBS portfolio back in the first quarter was an important step, as it reduced our outstanding repurchase debt to $22 million from $1.3 billion.  At September 30, 2008, our short-term debt, consisting of repurchase agreement debt and debt under our secured revolving credit facility, totaled approximately $50 million, which is significantly down from $457 million at March 31, 2008 and $1.3 billion at December 31, 2007.

As we enter the final quarter of 2008, we do not expect the current adverse liquidity and credit environment to improve. Therefore, our immediate focus will be to remain cautious and conservative, preserving cash while proactively identifying and tightly managing risk. We will continue to focus on further reducing our debt balance with the ultimate goal of eliminating all short-term debt with the proceeds from principal repayments, excess cash flow and asset sales.

Today we announced the fourth quarter dividend of $0.10 per share, unchanged from the third quarter, which we believe is appropriate given current market conditions. The strategy of retaining additional cash flow, which had first been implemented in the third quarter of 2008, has already started to have a positive impact on Crystal River’s capital base. Specifically, the Company’s cash flow from operating activities during the third quarter of 2008 represented approximately three times coverage of the quarterly dividend of approximately $2.5 million, with the remainder being used to further pay down short-term liabilities in line with our stated strategy.  We expect to show continued progress with our short-term debt reduction program in the fourth quarter of 2008.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, NY 10281-1010
www.crystalriverreit.com

Looking further forward, once we have reached this milestone, we believe Crystal River will be well placed to take advantage of the growing number of high quality, yet significantly undervalued investment opportunities appearing in the market and available only to those with available liquidity.

We look forward to updating you on our continued progress in due course.

Sincerely,

Bill Powell
President & CEO
Crystal River Capital, Inc.

FORWARD-LOOKING INFORMATION

This letter to stockholders contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial results and future dividend levels. These statements are based on various assumptions and may be identified by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of targeted investments for purchase and origination, the availability and cost of capital for financing investments and the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed in Exhibit 99.1 to our Quarterly Report on Form 10-Q which we expect to file with the SEC by 5:30 pm EDT on November 10, 2008. We do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements.